UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrants as specified in their charters)

Delaware	1-12994	52-1802283
Delaware	000-50694	52-1873369
(State or other jurisdiction of incorporation or organization)	(Commission File Numbers)	(I.R.S. Employer Identification Numbers)

1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code:  (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01.	Entry into a Material Definitive Agreement.

                With respect to the credit facility we entered into, the information disclosed below under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated by reference into this item.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

                On December 17, 2004, The Mills Limited Partnership entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement (the “Facility”) with JPMorgan Chase Bank, as lender and administrative agent, and other lenders named therein.  The Facility includes a revolving credit commitment of $1.0 billion and a term loan in the amount of $200 million.  The maximum revolving credit commitment may be increased by up to $50 million at the request of the Company within two years of the closing, if existing or additional lenders are willing to provide such funding commitments.  Up to $200 million of the revolving credit commitment may be used for letters of credit and up to $175 million may be used for borrowings in Euros or British Pounds.  The Mills Corporation has agreed to unconditionally guarantee all of The Mills Limited Partnership’s obligations under the Facility.

                We may use amounts available for borrowing under the Facility to acquire or develop real property, make various permitted investments, repay indebtedness and fund other working capital needs.  The Facility matures on December 15, 2007, unless extended until December 15, 2008.

                At our option, we may make borrowings under the Facility as base rate loans or European currency loans (in the case of Dollar denominated loans, at the LIBOR rate, and in the case of Euro or British Pound denominated loans, at the comparable interbank rate for such currencies), in each case, plus the applicable margin.  The applicable margin is determined from our leverage ratio and varies between 0% and 0.45% for base rate loans, and 0.95% and 1.45% for European currency loans.  In addition, a competitive bid option that potentially allows for more favorable rates is available under the Facility and may be utilized if market conditions become favorable for such usage.  We are also required to pay a facility fee on the aggregate loans and unused commitments under the Facility that ranges from 20 to 25 basis points, depending on the leverage ratio, together with other customary fees.

                The various covenants in the Facility are generally consistent with the types of covenants that were applicable under our existing revolving credit and term loan agreements prior to amendment and restatement.  These operational restrictions include, among other things, customary restrictions on our ability to:

•                  Incur indebtedness or grant liens;

•                  Pay dividends or make stock repurchases;

•                  Make investments, acquire businesses or assets or enter into joint ventures;

•                  Make expenditures on construction assets that are not leased;

•                  Engage in businesses other than those that acquire, develop, lease, re-develop or manage retail real property and business incidental thereto;

•                  Enter into transactions with partners and affiliates; and

•                  Merge, consolidate or dispose of assets.

                We are also required to comply with various ongoing financial covenants, including with respect to:

•                  Maximum leverage and secured leverage ratios;

•                  Minimum combined equity value (determined according to the difference between our capitalization value and our outstanding indebtedness); and

•                  Minimum interest coverage ratio.

                If we do not comply with the various financial and other covenants and requirements in the Facility, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding under the Facility.

SIGNATURE

                                Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION
Dated: December 23, 2004
	By:	/s/ Mary Jane Morrow
Mary Jane Morrow
Executive Vice President and Chief Financial Officer (On behalf of the Registrant and as the Registrant’s Principal Financial Officer)

THE MILLS LIMITED PARTNERSHIP
Dated: December 23, 2004
	By:	The Mills Corporation, its general partner

/s/ Mary Jane Morrow
Mary Jane Morrow
Executive Vice President and Chief Financial Officer (On behalf of the Registrant and as the Registrant’s Principal Financial Officer)